EXHIBIT 21.1

Direct and Indirect Subsidiaries of Resource Real Estate Opportunity REIT, Inc.

Resource Real Estate Opportunity OP, LP

RRE Opportunity Holdings, LLC

RRE 107th Avenue Holdings, LLC

RRE Westhollow Holdings, LLC

RRE Crestwood Holdings, LLC

RRE Iroquois Holdings, LLC

RRE Iroquois, LP

RRE Campus Club Holdings, LLC

RRE Cannery Holdings, LLC